EXHIBIT 10.6
MANTECH INTERNATIONAL CORPORATION
STANDARD TERMS AND CONDITIONS FOR
NON-QUALIFIED STOCK OPTIONS

These Standard Terms and Conditions apply to any Options granted under the Management Incentive Plan of ManTech International Corporation (the “Plan”), which are identified as non-qualified stock options and are evidenced by a Term Sheet or an action of the Committee that specifically refers to these Standard Terms and Conditions.

1.    Terms of Options

ManTech International Corporation, a Delaware corporation (“ManTech”), has granted to the Optionee named in the Term Sheet provided to the Optionee (the “Term Sheet”) a non-qualified stock option (the “Option”) to purchase up to the number of shares of ManTech’s Class A Common Stock, $0.01 par value per share (the “Common Stock”), set forth in the Term Sheet, at the purchase price per share and subject to the other terms and conditions set forth in the Term Sheet, these Standard Terms and Conditions (as amended from time to time), and the Plan. For purposes of these Standard Terms and Conditions and the Term Sheet, any reference to ManTech shall include a reference to any Subsidiary.

2.    Non-Qualified Stock Option

The Option is not intended to be an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) and will be interpreted accordingly.

3.    Exercise of Option

The Option shall be exercisable to the extent it is vested, as described in the Term Sheet. The vesting of the Options is subject to termination or acceleration as provided in these Standard Terms and Conditions and the Plan. In addition to the vesting as provided in the Term Sheet, the Option will be subject to the following provisions:

A.
Upon the date of a termination of the Optionee’s employment as a result of the death or disability of the Optionee, the Option shall become fully vested and exercisable. Following the death of the Optionee, the Option shall be exercisable by the Optionee’s estate, heir or beneficiary.

B.
Upon the date of a termination of the Optionee’s employment with ManTech for any reason other than the death or disability of the Optionee, any part of the Option that is unexercisable as of such termination date shall remain unexercisable and shall terminate as of such date.

Once vested, the Option may be exercised to purchase up to the number of shares of Common Stock set forth in the Term Sheet until the expiration date provided in Section 4. The vesting period and/or exercisability of an Option may be adjusted by the Committee to reflect the decreased level of employment during any period in which the Optionee is on an approved leave of absence or is employed on a less than full time basis, provided that the Committee may take into consideration any accounting consequences to ManTech in making any such adjustment.

To exercise all or part of the Option, the Optionee shall deliver to ManTech or to an administrator appointed by ManTech notice, in form satisfactory to the Committee, of the Optionee’s intent to exercise. Such notice will specify the number of whole shares of Common Stock that the Optionee wishes to purchase.

The exercise price (the “Exercise Price”) of the Option is set forth in the Term Sheet. ManTech shall not be obligated to issue any shares of Common Stock until the Optionee has paid the total Exercise Price for that number of shares of Common Stock. The Exercise Price may be paid in cash or by certified or cashiers’ check. In addition, the Committee may permit the Exercise Price to be paid:

A.	by payment under an arrangement with a broker where payment is made pursuant to an irrevocable commitment by a broker to deliver in the future all or part of the proceeds from the sale of the Option shares to ManTech,

B.
by tendering (either physically or by attestation) shares of Common Stock owned by the Optionee and having a fair market value on the date of exercise equal to the Exercise Price, but only if such will not result in an accounting charge to ManTech, or

C.	by any combination of the foregoing or in such other form(s) of consideration as the Committee in its discretion shall specify.

Fractional shares may not be exercised. Shares of Common Stock will be issued as soon as practical after exercise. However, ManTech shall not be obligated to deliver any shares of Common Stock during any period when ManTech determines that the exercisability of the Option or the delivery of shares would violate any federal, state or other applicable laws.

4.    Expiration of Option

The Option shall expire and cease to be exercisable as of the Expiration Date set forth in the Term Sheet in all cases. In addition, the Option shall expire and cease to be exercisable at any of the following earlier times:

A.
Upon the date of a termination of the Optionee’s employment as a result of the death or disability of the Optionee, the Option shall expire upon the earlier of twelve (12) months following the date of termination of the Optionee’s employment or the Expiration Date of the Option.

B.
Upon the date of a termination of the Optionee’s employment with ManTech for any reason other than the death or disability of the Optionee or termination for Cause (as defined in Section 12 hereof), and except as otherwise provided under paragraph 4(C), any part of the Option that is exercisable as of such termination date shall expire the earlier of ninety (90) days following such date or the Expiration Date of the Option.

C.
In the event Optionee is serving as a director, upon the date of termination of the Optionee’s service as a director for any reason other than the death or disability, the Option shall be exercisable by the Optionee for a period commencing on the date of termination of the Optionee’s service as a director and expiring on the earlier of twelve (12) months following the date of termination of Optionee’s service as a director and the Expiration Date of the Option.

D.
Upon the date of a termination of the Optionee’s employment with ManTech for Cause (as defined in Section 12 hereof), except as otherwise provided under paragraph 4(C), the Option shall expire and cease to be exercisable immediately upon the termination of the Optionee’s employment.

5.    Restrictions on Resales of Option Shares

ManTech may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by the Optionee or other subsequent transfers by the Optionee of any shares of Common Stock issued as a result of the exercise of the Option, including without limitation (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by Optionee and other optionholders and (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

6.    Income Taxes

To the extent required by applicable federal, state, local or foreign law, the Optionee shall make arrangements satisfactory to ManTech for the satisfaction of any withholding tax obligations that arise by reason of an Option exercise or disposition of shares issued as a result of an Option exercise. ManTech shall not be required to issue shares or to recognize the disposition of such shares until such obligations are satisfied.

7.    Non-Transferability of Option

Unless otherwise provided by the Committee, the Optionee may not assign or transfer the Option to anyone other than by will or the laws of descent and distribution and the Option shall be exercisable only by the Optionee during his or her lifetime. ManTech may cancel the Optionee’s Option if the Optionee attempts to assign or transfer it in a manner inconsistent with this Section 7.

8.    The Plan and Other Agreements

In addition to these Terms and Conditions, the Option shall be subject to the terms of the Plan, which are incorporated into these Standard Terms and Conditions by this reference. Certain capitalized terms not otherwise defined herein are defined in the Plan. The Term Sheet, these Standard Terms and Conditions and the Plan constitute the entire understanding between the Optionee and ManTech regarding the Option. Any prior agreements, commitments or negotiations concerning the Option are superseded.

9.    Limitation of Interest in Shares Subject to Option

Neither the Optionee (individually or as a member of a group) nor any beneficiary or other person claiming under or through the Optionee shall have any right, title, interest, or privilege in or to any shares of Common Stock allocated or reserved for the purpose of the Plan or subject to the Term Sheet or these Standard Terms and Conditions, except as to such shares of Common Stock, if any, as have been issued to such person upon exercise of the Option or any part of it. Nothing in the Plan, in the Term Sheet, these Standard Terms and Conditions or any other instrument executed pursuant to the Plan shall confer upon the Optionee any right to continue in ManTech's employ or service nor limit in any way ManTech’s right to terminate the Optionee’s employment at any time for any reason.

10.    Notices

All notices, requests, demands and other communications pursuant to these Standard Terms and Conditions shall be in writing and shall be deemed to have been duly given if personally delivered, telexed or telecopied to, or, if mailed, when received by, the other party at the following addresses (or at such other address as shall be given in writing by either party to the other):

If to ManTech to:

ManTech International Corporation
12015 Lee Jackson Highway
Fairfax, VA 22033
Attention: Chief Financial Officer
Fax: (703) 218-6000

with a copy to:

ManTech International Corporation
12015 Lee Jackson Highway
Fairfax, VA 22033
Attention: Legal Department
Fax: (703) 218-8398

If to the Optionee, to the address of the Optionee in the records of ManTech.

11.    General

In the event that any provision of these Standard Terms and Conditions is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of these Standard Terms and Conditions shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

The headings that precede the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of these Standard Terms and Conditions, nor shall they affect its meaning, construction or effect.

These Standard Terms and Conditions shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.

All questions arising under the Plan or under these Standard Terms and Conditions shall be decided by the Committee in its total and absolute discretion. In the event the Optionee or other holder of an Option believes that a decision by the Committee with respect to such person was arbitrary or capricious, the Optionee or other optionholder may file suit in state court in the Commonwealth of Virginia. The review by the court shall be limited to determining whether the Committee's decision was arbitrary or capricious. This lawsuit shall be the sole and exclusive review permitted of the Committee’s decision.

12.    Definitions

For purposes of this Agreement, the terms set forth below shall have the following meanings:

A.
“Cause” means the commission of an act of fraud or theft against ManTech; conviction for any felony; conviction for any misdemeanor involving moral turpitude that might, in ManTech’s opinion, cause embarrassment to ManTech; significant violation of any material ManTech policy; willful or repeated non-performance or substandard performance of material duties which is not cured within thirty (30) days after written notice thereof to the Optionee; or violation of any material Virginia, state or federal laws, rules or regulations in connection with or during performance of the Optionee’s work which, if such violation is curable, is not cured within thirty (30) days after notice thereof to the Optionee.

B.
“Termination of employment” shall mean ceasing to serve as a full time employee of ManTech, except that an approved leave of absence or approved employment on a less than full time basis may constitute employment unless the Committee provides otherwise. The Plan incorporates the definition of “employee” from the General Instructions to Form S-8 of the Securities Act of 1933, which provides that the term includes “any employee, director, general partner, trustee, officer, or consultant.” The Committee shall determine whether any corporate transaction, such as a sale or spin-off of a division, business unit, joint venture or Subsidiary that employs an Optionee, shall be deemed to result in a termination of employment with ManTech for purposes of any affected Optionee’s Options, and the Committee's decision shall be final and binding.

C.
“Subsidiary” means any corporation, including a limited liability corporation, in which ManTech owns, directly or indirectly, stock possessing 50% or more of the total combined voting power of all classes of stock in such corporation.